Exhibit 10.2

EMPLOYMENT AGREEMENT

AGREEMENT by and between Bio-Lok International Inc. (the “Company”), and Bruce L. Hollander (the “Executive”), dated as of the 1st day of November, 1997.

WHEREAS, The Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company and its shareholders, to avail itself of the Executive’s services as President and Chief Executive Officer (CEO) of the Company and to assure that the Company will have the continued dedication of the Executive;

WHEREAS, this Agreement shall cancel, replace and supersede, the Employment Agreement signed by the Executive on February 19, 1997.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Definitions. As used in this Agreement, the following terms shall have the following meaning:

(a) Proprietary Information shall mean any trade or business secrets of the Company and any scientific, technical or business materials that are treated by the Company as confidential or proprietary and are not now in, or hereafter enter, the public domain, including, but not limited to information to which the Executive has access or to which he may have access relating to the Company’s present or planned business methods of doing business and certain other business information with which the Company has entrusted Executive in the use, application or purpose therefore. “Proprietary Information” shall not include any (i) general knowledge of the industry in the possession of the Executive prior to his becoming an employee of the Company (ii) any information in the public domain at the time of receipt by Executive, or (iii) any information which, after receipt thereof by Executive, becomes part of the public domain through no improper act or omission of Executive, but shall include the trade secrets of and confidential information about the Company possessed by the Executive prior to his becoming an employee of the Company.

(b) Intellectual Property means any written, drawing, logo, computer program, manual, trade name, trademark, service mark or other material of the Company registered or otherwise protected or protectable under state, federal or foreign patent, trademark, copyright, or similar laws.

2. Employment Period. The Company hereby employs the Executive and agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company upon the terms and conditions hereinafter set forth, for the period commencing on the date hereof and ending on the fifth (5th) anniversary from such date (the “Employment Period”), and such Employment Period shall automatically renew annually on each October 31st for a full five (5) years - i.e. at all times on each October 31st a full five (5) Employment Period will be outstanding.

3. Terms of Employment. During the Employment Period(s), and excluding any periods of vacation, personal and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary, to discharge the responsibilities assigned to the Executive, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (i) serve on civic or charitable boards or committees, (ii) manage associated companies, as directed by the Board of Directors, for compensation additional to this agreement, (iii) deliver lectures, fulfill speaking engagements or teach at educational institutions or (iv) manage personal investments, as long as such activities do not interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

4. Position, Responsibilities and Location. During the Employment Period, the Executive shall hold and perform a position of responsibility, importance and scope with the Company at least equal to those of the position held by him immediately prior to any Change in Control. The Executive shall not be required, without his written consent, to change his office location from the location thereof immediately prior to a Change in Control or to be absent therefrom on business more than sixty (60) working days in any year or more than ten (10) consecutive days at any one time.

5. Compensation.

(a) Base Salary. During the Employment Period, the Executive shall receive a base salary (“Base Salary”) of $150,000 per annum payable in accordance with the customary payroll practices of the Company. The Executive’s performance and Base Salary shall be reviewed by the Board of Directors each October 31, and each such review shall represent a salary adjustment date which can cause the Base Salary to be increased by an amount to be determined and approved by the Board of Directors. Any such increase in the Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. That portion of the Executive’s salary which is not taken during a given employment year shall be paid in common stock shares of the Company as detailed under (i) under this section.

(b) Annual Bonus. In addition to the Base Salary, the Executive shall be awarded, for each fiscal year during the Employment Period(s), an annual bonus (an “Annual Bonus”) of not less than 10% of Base Salary in cash in such amounts as determined and approved by the Board of Directors. That portion of the Executive’s Annual Bonus which is not taken during a given employment year shall be paid in common stock shares of the Company as detailed under (i) under this section.

(c) Incentive, Savings and Retirement Plans. In addition to Base Salary and Annual Bonus payable as hereinabove provided, the Executive shall be entitled to participate during the Employment Period(s) in all incentive, savings and retirement plans and programs applicable to other key executives and employees of the Company.

(d) Welfare Benefits Plans. During the Employment Period(s), the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under the welfare benefit plans provided by the Company (including, without limitation, medical, hospitalization, prescription, dental, disability, salary continuance, executive life, group life, accidental death and travel, accident insurance plans and programs).

(e) Expenses. During the Employment Period(s), the Executive shall be entitled to incur and receive prompt reimbursement for all reasonable travel, (other than commuting) entertainment and other business expenses incurred by the Executive in accordance with the policies and procedures of the Company.

(f) Fringe Benefits. During the Employment Period(s), the Executive shall be entitled to all fringe benefits provided to the Executives and any employees of the Company, including country club membership, two (2) Airline memberships, free annual full physical and continued use of an American made Company-owned or leased automobile to be selected by the Executive. The Company will pay all garage, insurance, gasoline, registration, maintenance and repair costs incident to the Executive’s use of such Company owned or leased automobile.

(g) Office and Support Staff. During the Employment Period(s), the Executive shall be entitled to an office of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to those provided to other key Executives of the Company.

(h) Vacation. During the Employment Period(s), the Executive shall be entitled to such paid vacation as determined by the officers of the Company and concurred by the Board of Directors.

(i) Compensation paid in lieu of cash. Any compensation and benefit due the Executive and not paid by the Company on a timely and current basis can be taken in common stock shares of the Company at a value equal to the net worth divided by the number of shares issued and outstanding, at the Executive’s discretion.

(j) Severance Payment. Executive shall receive severance payments upon termination if termination is other than due to Cause (Section 5. (c)). Commencing with the termination, death or disability classification of the Executive the Company shall pay to the Executive and/or his dependent(s) severance payments equal to his then current compensation over any then outstanding employment period as defined herein.

(k) Payment to Executive upon Termination of Term. If the Term shall terminate pursuant to Section 6. (a). (b) or (d), Company shall compensate Executive with a Severance Bonus in the form of common stock shares of the Company’s voting shares equal 2% of the Company’s then outstanding common stock shares each year of the Executive’s Termination Date so long Severance Payments are paid to the Executive.

6. Termination.

(a)   Death. This Agreement shall terminate automatically upon the Executive’s death and dependent(s) will receive payments due as detailed under Section 7.

(b)  Disability. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of “Disability” as set forth below), it may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.

(1) For purposes of this Agreement, “Disability” means disability which, at least 26 weeks after its commencement, is determined by the Company to be of such a nature as to prevent the Executive from performing his duties; or

(2) Disability as defined by the Social Security System Guidelines.

(c) Cause. The Company may terminate the Executive’s employment for “Cause”. For purposes of this Agreement, “Cause” means (a) an act or acts of personal dishonesty taken by the Executive, (b) the conviction of the Executive of a crime involving moral turpitude, (c) the failure, refusal or inability to adequately perform his duties as reasonably assigned to him hereunder from time-to-time, or (d) the failure to follow a reasonable instruction form the Board of Directors of the Company.

(d) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” means:

(i) the assignment to the Executive of duties inconsistent in any material respect with the Executive’s position, authority, duties or responsibilities or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Company to comply with any of the provisions of Section 4. of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company requiring the Executive to be based at any office or location other than within 50 miles of the Company’s current office location in Deerfield Beach, Florida, except for travel reasonably required in the performance of the Executive’s responsibilities;

(iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement.

(e) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14 (b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such Notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstances which contribute to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

(f) Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that (i) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (ii) if the Executive’s employment is terminated by reason of Death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

7. Obligation of the Company upon Termination.

(a) Death. If the Executive’s employment is terminated by reason of the Executive’s death, this Agreement shall continue as required under the section titled “Severance Payment”; and, any unpaid Annual Bonus required to be paid to the Executive for the last full fiscal year or fraction thereof together with any accrued interest thereon, any accrued vacation pay not yet paid by the Company, and any other amounts or benefits owing to or accrued or vested for the account of the Executive under the then applicable employee benefits plans or policies of the Company. All accrued obligations shall be paid by the Company to the Executive dependent(s) in a lump sum in cash within 90 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive’s family shall be entitled to receive benefits at least equal to the benefits provided by the Company, to surviving families of executives of the Company, under such plans, programs and policies relating to family death benefits, if any, in accordance with the most favorable policies of the Company.

(b) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability, this Agreement shall terminate and continue as detailed under this section par. (a).

(c) Cause: Other than for Good Reason. If the Executive’s employment shall be terminated for Cause, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay to the Executive the current Base Salary through the Date of Termination and after the Date of Termination salary and amounts as detailed under Section 5. (j) and (k) hereto. If the Executive terminates employment other than for Good Reason, death or disability, this Agreement shall terminate without further obligations to the Executive, other than those obligations accrued or earned by the Executive through the Date of Termination, including for this purpose, All Accrued Obligations.

(d) Salary and Benefit continuance shall be for the balance of any contractual period of (five (5) years) following Termination of Employee (see severance payment section 5. (j)) for any reason other than described in section 6. (c).

8. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and its affiliated companies for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company, or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to he Date of Termination shall be payable in accordance with such plan or program.

9. Confidentiality and Restrictive Covenant.

(a) During the Employment Period and for a period of twenty-four (24) months immediately following the termination of the Executive’s employment or after any salary continuance, the Executive agrees to maintain in strict confidence the Proprietary Information and Intellectual Property and that he will not engage in or have any financial interest in any business enterprise in competition with the Company. For purposes of this Section 9, the Executive shall be deemed to be engaged in or have a financial interest in a business enterprise if he is an employee, officer, director, trustee, agent, consultant or partner of any person which is engaged in such business, or if he owns, directly or indirectly, stock or securities convertible into or exchangeable for stock or otherwise has any equity or beneficial interest in such person; provided, that the ownership of 5% or less of the outstanding shares of a class of security, which is regularly traded on a national securities exchange or quoted in an automated inter-dealer quotation system, shall not be deemed to be engaging or having a financial interest in the business of such person or entity.

(b) During the Term and for a period of one (1) year immediately following the termination of the Executive’s employment or salary continuance, the Executive agrees that he will not directly or indirectly hire or solicit any employee of the Company or who was an employee, consultant or independent contractor of the Company at any time within the six-month period immediately prior thereto or encourage an employee, consultant, independent contractor or agent of the Company to terminate such employment or agency relationship.

(c) The Executive acknowledges and agrees that the restrictive covenants set forth in this Section 9. (the “Restrictive Covenants”) are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect, without regard to the invalid or unenforceable parts.

(d) If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable for any reason, such court shall have the power to modify such Restrictive Covenant, or any part thereof, and, in its modified form, such Restrictive Covenant shall then be valid and enforceable.

10. Equitable Relief. In the event of a breach or threatened breach by the Executive of any of the covenants contained in Section 8. hereof, the Company shall be entitled to temporary retraining order, a preliminary injunction and/or a permanent injunction restraining the Executive from breaching or continuing to breach any of said covenants. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies that may be available to it for such breach or threatened breach, including the recovering of damages.

11. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

12. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all Proprietary Information, relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such Proprietary information, knowledge or date to anyone other than the Company and those designated by it. In no event shall an asserted violation of those designated by it. In no event shall an asserted violation of the provisions of this Section 12. constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

13. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s representative(s) and dependent(s) as detailed herein.

(b) This Agreement shall inure to the benefit of and be binding upon the Company, its respective successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, respectively to expressly assume and agree to perform this Agreement in the same manner and to the same extent that such party would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean, respectively, the Company as hereinbefore defined and any successor to such party’s business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

14. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance wit the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:  Bruce L. Hollander
10563 Boca Woods Lane
Boca Raton, FL 33428

if to the Company:  Bio-Lok International Inc.
312 S. Military Trail
Deerfield Beach, FL 33442

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressed.

(c) The invalidity in total or in part of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, State or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

(f) This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from each respective Board member of the Company have caused this Agreement to be duly executed in its corporate name by one of its officers or directors duly authorized to enter into and execute this Agreement, all as of the day and year first above written.

Bio-Lok International Inc.

By:	/s/ Neil H. Smith

By:	/s/ Ingo K. Kozak

Executive:
/s/ Bruce L. Hollander
Bruce L. Hollander